BlackRock Funds II, (the "Registrant"): BlackRock
Investment Grade Bond Portfolio


77D (g)
Policies with respect to security investments

The Board of Trustees (the "Board") of BlackRock Funds II has approved a change in the name of the Fund from BlackRock Low Duration Bond Portfolio to "BlackRock
Investment Grade Bond Portfolio" as well as certain changes to the Fund's principal investment strategies. In addition, Fund management has determined to change the benchmark index against which the Fund measures its performance. The changes were effective on or about July
29, 2013;

As a result of these changes, the Fund will no longer concentrate its investments in long duration bonds, but instead will invest in a broader selection of investment grade bonds.

Currently, under normal circumstances, the Fund invests at least 80% of its assets in bonds and maintains an average portfolio duration that is within +/20% of the duration of the Barclays Long Government/Credit Index
(its current benchmark). As of December 31, 2012, the duration of the Barclays Long Government/Credit Index was
14.68 years, as calculated by BlackRock. The management team currently selects bonds from several sectors including: U.S. Treasuries and agency securities, commercial and residential mortgage-backed securities, collateralized mortgage obligations ("CMOs"), pass-throughs, asset-backed securities, corporate bonds and taxable and tax-exempt municipal bonds. Under its new investment strategies, the Fund will seek to achieve its investment objective by investing, under normal circumstances, at least 80% of its net assets (plus any borrowings for investment purposes) in investment grade bonds and investments that are the economic equivalent of investment grade bonds. For purposes of the Fund's new
80% policy, these include, but are not limited to, corporate bonds, commercial and residential mortgage-backed securities, asset-backed securities, CMOs, municipal securities, preferred securities, pass-throughs, U.S. Treasuries and agency securities, securities issued or guaranteed by foreign governments, their agencies or instrumentalities, and derivative instruments with similar economic characteristics. As part of its new investment strategies, the Fund may invest without limitation in investment grade U.S.
dollar-denominated instruments of issuers in U.S. and/or non-U.S. markets, including emerging markets. In addition, rather than maintaining an average portfolio duration that is within +/-20% of the duration of its benchmark, the Fund will seek to maintain an average portfolio duration that is between 0 and 10 years. The
Fund's benchmark will also change from the Barclays Long
Government/Credit Index to the Barclays U.S. Credit
Index.

The current investment strategies of the Fund permit the Fund to invest up to 20% of its assets in any combination of non-investment grade bonds (commonly known as "high yield" or "junk" bonds), non-U.S. dollar denominated bonds and bonds of emerging market issuers. Under its new investments strategies, the Fund may invest without limitation in investment grade U.S. dollar-denominated instruments of issuers located in emerging markets. The
Fund's investments in any combination of non-investment grade bonds and non-U.S. dollar-denominated bonds will continue to be limited to 20% of the Fund's assets.

Change in the Fund's Strategies and Risks

THE SECTION OF THE PROSPECTUS ENTITLED "FUND OVERVIEW -
KEY FACTS ABOUT BLACKROCK LONG DURATION BOND PORTFOLIO -
PRINCIPAL INVESTMENT STRATEGIES OF THE FUND" IS DELETED
IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

Principal Investment Strategies of the Fund
Under normal circumstances, the Fund invests at least 80% of its net assets (plus any borrowings for investment purposes) in investment grade bonds and investments that are the economic equivalent of investment grade bonds. For purposes of the Fund's 80% policy, these include, but are not limited to, corporate bonds, commercial and residential mortgage-backed securities, asset-backed securities, collateralized mortgage obligations ("CMOs"), municipal securities, preferred securities, pass-throughs, U.S.
Treasuries and agency securities, securities issued or guaranteed by foreign governments, their agencies or instrumentalities, and derivative instruments with similar economic characteristics.
The Fund invests primarily in instruments that are rated in the four highest rating categories by at least one of the recognized rating agencies (including Baa or better by Moody's Investor Service, Inc. ("Moody's") or BBB or better by Standard & Poor's ("S&P") or Fitch Ratings
("Fitch")). Instruments rated in any of the four highest rating categories are known as "investment grade" instruments.
The Fund maintains an average portfolio duration that is between 0 and 10 years.
The Fund may invest without limitation in investment grade U.S. dollar-denominated instruments of issuers in U.S. and/or non-U.S. markets, including emerging markets.
The Fund may invest up to 20% of its net assets (plus any borrowings for investment purposes) in any combination of non-investment grade instruments (commonly known as "high yield" or "junk" bonds) and non-U.S. dollar-denominated instruments. The Fund's investment in non-U.S. dollar-denominated instruments may be on a currency hedged or unhedged basis. Non-investment grade instruments are instruments that, at the time of acquisition, are rated in the lower rating categories of the major rating agencies (BB or lower by Standard & Poor's ("S&P") or Ba or lower by Moody's Investors Service, Inc. ("Moody's")) or are determined by the management team to be of similar quality. The Fund may invest in securities rated C and above or determined by the management team to be of comparable quality. Split rated instruments will be considered to have the higher credit rating. Split rated instruments are instruments that receive different ratings from two or more rating agencies.
The Fund may buy or sell options or futures on a security or an index of securities, or enter into credit default swaps and interest rate or foreign currency transactions, including swaps (collectively, commonly known as derivatives). The Fund may seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as repurchase agreements, reverse repurchase agreements or dollar rolls).
The Fund may engage in active and frequent trading of portfolio securities to achieve its primary investment strategies.

THE SECTION OF THE PROSPECTUS ENTITLED "FUND OVERVIEW -
KEY FACTS ABOUT BLACKROCK LONG DURATION BOND PORTFOLIO -
PRINCIPAL RISKS OF INVESTING IN THE FUND" IS AMENDED TO
ADD THE FOLLOWING PRINCIPAL RISK:

.. Preferred Securities Risk - Preferred securities may pay fixed or adjustable rates of return. Preferred securities are subject to issuer-specific and market risks applicable generally to equity securities. In addition, a company's preferred securities generally pay dividends only after the company makes required payments to holders of its bonds and other debt. For this reason, the value of preferred securities will usually react more strongly than bonds and other debt to actual or perceived changes in the company's financial condition or prospects. Preferred securities of smaller companies may be more vulnerable to adverse developments than preferred stock of larger companies.

THE SECTION OF THE PROSPECTUS ENTITLED "DETAILS ABOUT THE
FUNDS - HOW EACH FUND INVESTS - LONG DURATION BOND
PORTFOLIO - PRINCIPAL INVESTMENT STRATEGIES" IS DELETED
IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

Principal Investment Strategies

Under normal circumstances, the Fund invests at least 80% of its net assets (plus any borrowings for investment purposes) in investment grade bonds and investments that are the economic equivalent of investment grade bonds. For purposes of the Fund's 80% policy, these include, but are not limited to, corporate bonds, commercial and residential mortgage-backed securities, asset-backed securities, collateralized mortgage obligations ("CMOs"), municipal securities, preferred securities, pass-throughs,
U.S. Treasuries and agency securities, securities issued or guaranteed by foreign governments, their agencies or instrumentalities, and derivative instruments with similar economic characteristics. The Fund's 80% policy is a non-fundamental policy of the Fund and may be changed upon 60 days' prior notice to shareholders.
Asset-backed securities are bonds that are backed by a pool of assets, usually loans such as installment sale contracts or credit card receivables. Mortgage-backed securities are asset-backed securities based on a particular type of asset, a mortgage. There is a wide variety of mortgage backed securities involving commercial or residential, fixed rate or adjustable rate mortgages and mortgages issued by banks or government agencies. CMOs are bonds that are backed by cash flows from pools of mortgages. CMOs may have multiple classes with different payment rights and protections.

The Fund invests primarily in instruments that are rated in the four highest rating categories by at least one of the recognized rating agencies (including Baa or better by Moody's Investor Service, Inc. ("Moody's") or BBB or better by Standard & Poor's ("S&P") or Fitch Ratings
("Fitch")). Instruments rated in any of the four highest rating categories are known as "investment grade" instruments.
The Fund maintains an average portfolio duration that is between 0 and 10 years. Duration is a mathematical calculation of the average life of a bond (or bonds in a bond fund) that serves as a useful measure of its price risk. Each year of duration represents an expected 1%
change in the net asset value of a bond fund for every 1% immediate change in interest rates. For example, if a bond fund has an average duration of four years, its net asset value will fall about 4% when interest rates rise by one percentage point. Conversely, the bond fund's net asset value will rise about 4% when interest rates fall by one percentage point. Duration, which measures price sensitivity to interest rate changes, is not necessarily equal to average maturity.

The Fund may invest without limitation in investment grade U.S. dollar-denominated instruments of issuers in U.S. and/or non-U.S. markets, including emerging markets.
The Fund may invest up to 20% of its net assets in any combination of non-investment grade instruments (commonly known as "high yield" or "junk" bonds) and non-U.S.
dollar-denominated instruments. The Fund's investment in non-U.S. dollar denominated instruments may be on a currency hedged or unhedged basis. Non-investment grade instruments are instruments that, at the time of acquisition, are rated in the lower rating categories of the major rating agencies (BB or lower by S&P or Ba or lower by Moody's) or are determined by the management team to be of similar quality. The Fund may invest in securities rated C and above or determined by the management team to be of comparable quality. Split rated instruments will be considered to have the higher credit rating. Split rated instruments are instruments that receive different ratings from two or more rating agencies.
The management team may, when consistent with the Fund's investment goal, buy or sell options or futures on a security or an index of securities, or enter into credit default swaps and interest rate or foreign currency transactions, including swaps (collectively, commonly known as derivatives). In entering into a credit default swap, one party would pay a counterparty a periodic stream of payments over the term of the contract, provided that no event of default on a specific bond has occurred. In return, upon any event of default on such bond, the first party would receive from the counterparty a payment equal to the par (or other agreedupon) value of such bond. An option is the right to buy or sell a security or an index of securities at a specific price on or before a specific date. A future is an agreement to buy or sell a security or an index of securities at a specific price on a specific date. A swap is an agreement whereby one party exchanges its right to receive or its obligation to pay one type of interest or currency for another party's obligation to pay or its right to receive another type of interest or currency in the future or for a period of time. The Fund typically uses derivatives as a substitute for taking a position in the underlying asset and/or as part of a strategy designed to reduce exposure to other risks, such as interest rate, currency risk or credit risk.

The Fund may also use derivatives to enhance returns, in which case their use would involve leveraging risk.
The Fund may seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as repurchase agreements, reverse repurchase agreements or dollar rolls). A dollar roll transaction involves a sale by the Fund of a mortgage-backed or other security concurrently with an agreement by the Fund to repurchase a similar security at a later date at an agreed-upon price. The securities that are repurchased will bear the same interest rate and stated maturity as those sold, but pools of mortgages collateralizing those securities may have different prepayment histories than those sold.
The Fund may engage in active and frequent trading of portfolio securities to achieve its primary investment strategies.

THE SECTION OF THE PROSPECTUS ENTITLED "DETAILS ABOUT THE
FUNDS - HOW EACH FUND INVESTS - INVESTMENT RISKS" IS
AMENDED TO ADD THE FOLLOWING PRINCIPAL RISK WITH RESPECT
TO THE FUND:

Preferred Securities Risk - Preferred securities may pay fixed or adjustable rates of return. Preferred securities are subject to issuer-specific and market risks applicable generally to equity securities. In addition, a company's preferred securities generally pay dividends only after the company makes required payments to holders of its bonds and other debt. For this reason, the value of preferred securities will usually react more strongly than bonds and other debt to actual or perceived changes in the company's financial condition or prospects. Preferred securities of smaller companies may be more vulnerable to adverse developments than preferred stock of larger companies.

THE SECTION OF THE PROSPECTUS ENTITLED "FUND OVERVIEW -
KEY FACTS ABOUT BLACKROCK LONG DURATION BOND PORTFOLIO -
PERFORMANCE INFORMATION" IS SUPPLEMENTED AS FOLLOWS:

Annual Total Returns

The Fund's Annual Total Returns prior to July 29, 2013 as reflected in the bar chart and the table are the returns of the Fund that followed different investment strategies under the name "BlackRock Long Duration Bond Portfolio."

Change in the Fund's Benchmark

The Fund's benchmark against which it measures its performance, the Barclays Long Government/Credit Index, is replaced with the Barclays U.S. Credit Index, a broad measure of market performance. Fund management believes the Barclays U.S. Credit Index is more relevant to the Fund's new investment strategies. The Barclays U.S.
Credit Index is a rules-based index that measures the performance of investment grade corporate debt
(industrial, utility, and finance, including both U.S.
and non-U.S. corporations) and non-corporate debt
(sovereign, supranational, non-U.S. agencies, and non-
U.S. local governments) that is U.S. dollar-denominated and has a remaining maturity of greater than or equal to one year. Fund management may change the benchmark against which the Fund measures its performance without shareholder approval.
For the one-year, five-year and since inception (October
19, 2007) periods ended December 31, 2012, the average annual total returns for the Barclays U.S. Credit Index were 9.37%, 7.65% and 7.47%, respectively.